Exhibit 99.4

                                  Proxy Voting
                                    Standards

Routine Issues

Proxy proposals relating to:

o     uncontested election of directors

o approval of auditors which have been selected by the auditing committee of the company whose shares are being voted

o     fixing number of directors

o     corporate name change

o     change in time and place of meeting

o     adjournment of meeting

o other business (providing the topic does not fall within another category, below)

o     employee stock purchase plans

o     increase in authorized shares of stock (except private placements)

o     reverse stock splits

o standard corporate governance provisions which do not reduce oversight or accountability of management (declassifying board, supermajority votes, etc.)

o compensation plans which are within parameters viewed as customary for the type of company and level of employees, and which do not work to the economic detriment of the corporation's clients.

shall be considered Routine Issues and voted in accordance with the written voting recommendations provided by Institutional Shareholder Services, the corporation's proxy voting service provider. All other issues shall be considered Non-Routine Issues and shall be submitted to a member of the Proxy Committee.

The Board of Directors

Voting on Director Nominees in Uncontested Elections

Votes on director nominees should be made on a case-by-case basis, examining the following factors: director independence; long-term corporate performance record relative to a market index; composition of board and key board committees; nominee's attendance at meetings (past two years); nominee's investment in the company, whether a retired CEO sits on the board; and whether the chairman is also serving as CEO; nominee's resume and experience, nominee's business philosophy and nominee's reputation as a capable, ethical businessman/worker.

In cases of significant votes and when information is readily available, also review: corporate governance provisions and takeover activity; board decisions regarding executive pay; director compensation; number of other board seats held by nominee; and interlocking directorships.

Chairman and CEO are the Same Person

Vote on a case-by-case basis on shareholder proposals that would require the positions of chairman and CEO to be held by different persons.

Majority of Independent Directors

Vote for shareholder proposals requesting that the board be comprised of a majority of independent directors.

Vote for shareholder proposals requesting that the board audit, compensation and/or nominating committees include independent directors exclusively.

Stock Ownership Requirements

Vote against shareholder proposals requiring directors to own a minimum amount of company stock in order to qualify as a director, or to remain on the board.

Term of Office

Vote against shareholder proposals to limit the tenure of outside directors.

Director and Officer Indemnification and Liability Protection

Proposals   concerning  director  and  officer   indemnification  and  liability
protection should be evaluated on a case-by-case basis.

Vote against proposals to limit or eliminate entirely director and officer liability for monetary damages for violating the duty of care.

Vote against indemnification proposals that would expand coverage beyond just legal expenses to acts, such as negligence, that are more serious violations of fiduciary obligations than mere carelessness.

Vote for only those proposals that provide such expanded coverage in cases when a director's or officer's legal defense was unsuccessful if (i) the director was found to have acted in good faith and in a manner that he reasonably believed was in the best interests of the company, and (ii) if only the director's legal expenses would be covered under the existing corporate charter, by-laws or preexisting resolutions of the board.

Charitable Contributions

Vote against shareholder proposals regarding the making or increasing of charitable contributions.

Proxy Contests

Voting for Director Nominees in Contested Elections

Votes in a contested election of directors must be evaluated on a case-by-case basis, considering the following factors in addition to those set forth above for uncontested elections: long-term financial performance of the target company relative to its industry; management's track record; background to the proxy contest; qualifications of director nominees (both slates); evaluation of what each side is offering that will positively impact shareholders as well as the likelihood that the proposed objectives and goals can be met; independence; makeup of Board; and stock ownership positions.

Reimburse Proxy Solicitation Expenses

Decisions to provide full reimbursement for dissidents waging a proxy contest should be made on a case-by-case basis.

Auditors

Ratifying Auditors

Vote for proposals to ratify auditors, unless: an auditor has a financial interest in or association with the company, and is therefore not independent; or there is reason to believe that the independent auditor has rendered an opinion which is neither accurate nor indicative of the company's financial position or the independent auditor has been authorized to perform a disproportionately large amount of non-audit services by the company's board and/or audit committee.

Vote for audit firm rotation unless the rotation period is so short as to become burdensome, generally less than every five years.

Vote against proposals that increase fees for non-audit services, or maintain those fees at an unreasonably high level (i.e., exceeding fees for audit services). Proposals calling for a cap on audit fees to be reviewed on a case by case basis.

Proxy Contest Defenses

Board Structure: Staggered vs. Annual Elections

Vote against proposals to classify the board.

Vote for proposals to repeal classified boards and to elect all directors annually.

Shareholder Ability to Remove Directors

Vote against proposals that provide that directors may be removed only for cause.

Vote for proposals to restore shareholder ability to remove directors with or without cause.

Vote against proposals that provide that only continuing directors may elect replacements to fill board vacancies.

Vote for proposals that permit shareholders to elect directors to fin board vacancies.

Cumulative Voting

Vote against proposals to eliminate cumulative voting.

Vote for proposals to permit cumulative voting.

Shareholder Ability to Call Special Meetings

Vote against proposals to restrict or prohibit shareholder ability to call special meetings.

Vote for proposals that remove restrictions on the right of shareholders to act independently of management.

Shareholder Ability to Act by Written Consent

Vote against proposals to restrict or prohibit shareholder ability to take action by written consent.

Vote for proposals to allow or make easier shareholder action by written consent.

Shareholder Ability to Alter the Size of the Board

Vote for proposals that seek to fix the size of the board.

Vote against proposals that give management the ability to alter the size of the board without shareholder approval.

Tender Offer Defenses

Poison Pills

Vote for shareholder proposals that ask a company to submit its poison pill for shareholder ratification.

Review on a case-by-case basis shareholder proposals to redeem a company's poison pill.

Review on a case-by-case basis management proposals to ratify a poison pill.

Fair Price Provisions

Vote proposals to adopt fair price provisions on a case-by-case basis, evaluating factors such as the vote required to approve the proposed acquisition, the vote required to repeal the fair price provision, and the mechanism for determining the fair price.

Generally, vote against fair price provisions with shareholder vote requirements greater than a majority of disinterested shares.

Greenmail

Vote for proposals to adopt antigreenmail charter of bylaw amendments or otherwise restrict a company's ability to make greenmail payments.

Review on a case-by-case basis antigreenmail proposals when they are bundled with other charter or bylaw amendments.

Pale Greenmail

Review on a case-by-case basis restructuring plans that involve the payment of pale greenmail.

Unequal Voting Rights

Vote against dual class exchange offers.

Vote against dual class recapitalizations.

Supermajority Shareholder Vote Requirement to Amend the Charter or Bylaws

Vote against management proposals to require a supermajority shareholder vote to approve charter and bylaw amendments.

Vote  for  shareholder   proposals  to  lower  supermajority   shareholder  vote
requirements for charter and bylaw amendments.

Supermajority Shareholder Vote Requirement to Approve Mergers

Vote against management proposals to require a supermajority shareholder vote to approve mergers and other significant business combinations.

Vote  for  shareholder   proposals  to  lower  supermajority   shareholder  vote
requirements for mergers and other significant business combinations.

White Squire Placements

Vote for shareholder proposals to require approval of blank check preferred stock issues for other than general corporate purposes.

Miscellaneous Governance Provisions

Confidential Voting

Vote for shareholder proposals that request corporations to adopt confidential voting, use independent tabulators; and use independent inspectors of election as long as the proposals include clauses for proxy contests as follows: In the case of a contested election, management should be permitted to request that the dissident group honor its confidential voting policy. If the dissidents agree, the policy remains in place. If the dissidents do not agree, the confidential voting policy is waived.

Vote for management proposals to adopt confidential voting.

Equal Access

Vote for shareholder proposals that would allow significant company shareholders equal access to management's proxy material in order to evaluate and propose voting recommendations on proxy proposals and director nominees, and in order to nominate their own candidates to the board.

Bundled Proposals

Review on a case-by-case basis bundled or "conditioned" proxy proposals. In the case of items that are conditioned upon each other, examine the benefits and costs of the packaged items. In instances when the joint effect of the conditioned items is not in shareholders' best interests, vote against the proposals. If the combined effect is positive, support such proposals.

Shareholder Advisory Committees

Review on a case-by-case basis proposals to establish a shareholder advisory committee.

Capital Structure

Common Stock Authorization

Review proposals to increase the number of shares of common stock authorized for issue on a case-by-case basis.

Vote against proposals to increase the number of authorized shares of the class of stock that has superior voting rights in companies that have dual-class capitalization structures.

Stock Distributions: Splits and Dividends

Vote for management proposals to increase common share authorization for a stock split, provided that the increase in authorized shares would not result in an excessive number of shares available for issuance given a company's industry and performance in terms of shareholder returns.

Reverse Stock Splits

Vote for management proposals to implement a reverse stock split when the number of shares will be proportionately reduced to avoid delisting.

Vote case-by-case on proposals to implement a reverse stock split that do not proportionately reduce the number of shares authorized for issue.

Preferred Stock

Vote against proposals authorizing the creation of new classes of preferred stock with unspecified voting, conversion, dividend distribution, and other rights ("blank check" preferred stock).

Vote for proposals to create blank check preferred stock in cases when the company expressly states that the stock will not be used as a takeover defense.

Vote for proposals to authorize preferred stock in cases where the company specifies the voting, dividend, conversion, and other rights of such stock and the terms of the preferred stock appear reasonable.

Vote case-by-case on proposals to increase the number of blank check preferred shares after analyzing the number of preferred shares available for issue given a company's industry and performance in terms of shareholder returns.

Shareholder Proposals Regarding Blank Check Preferred Stock

Vote for shareholder proposals to have blank check preferred stock placements, other than those shares issued for the purpose of raising capital or making acquisitions in the normal course of business, submitted for shareholder ratification.

Adjustments to Par Value of Common Stock

Vote for management proposals to reduce the par value of common stock.

Preemptive Rights

Review on a case-by-case basis shareholder proposals that seek preemptive rights. In evaluating proposals on preemptive rights, consider the size of a company and the characteristics of its shareholder base.

Debt Restructurings

Review on a case-by-case basis proposals to increase common and/or preferred shares and to issue shares as part of a debt restructuring plan. Consider the following issues: Dilution-How much will ownership interest of existing shareholders be reduced, and how extreme will dilution to any future earnings be? Change in Control-Will the transaction result in a change in control of the company? Debt Restructurings-Generally, approve proposals that facilitate debt restructurings unless there are clear signs of self-dealing or other abuses.

Share Repurchase Programs

Vote for management proposals to institute open-market share repurchase plans in which all shareholders may participate on equal terms.

Executive and Director Compensation

Votes with respect to compensation plans should be determined on a case-by-case basis.

Management Proposals Seeking Approval to Reprice Options

Vote  on  management   proposals  seeking  approval  to  reprice  options  on  a
case-by-case basis.

Director Compensation

Votes on stock-based plans for directors are made on a case-by-case basis.

Employee Stock Purchase Plans

Votes on employee stock purchase plans should be made on a case-by-case basis.

OBRA-Related Compensation Proposals:

o     Amendments  that  Place a Cap on  Annual  Grants  or Amend  Administrative
      Features

Vote  for  plans  that  simply  amend   shareholder-approved  plans  to  include
administrative features or place a cap on the annual grants any one participant may receive to comply with the provisions of Section 162(m) of OBRA.

o     Amendments to Added Performance-Based Goals

Vote for amendments to add performance goals to existing compensation plans to comply with the provisions of Section 162(m) of OBRA.

o     Amendments to Increase Shares and Retain Tax Deductions Under OBRA

Votes on amendments to existing plans to increase shares reserved and to qualify the plan for favorable tax treatment under the provisions of Section 162(m) should be evaluated on a case-by-case basis.

o     Approval of Cash or Cash-and-Stock Bonus Plans

Vote for cash or cash-and-stock bonus plans to exempt the compensation from taxes under the provisions of Section 162(m) of OBRA.

Vote for plans calling for the expensing of stock options.

Shareholder Proposals to Limit Executive and Director Pay

Generally, vote for shareholder proposals that seek additional disclosure of executive and director pay information.

Review on a case-by-case basis all other shareholder proposals that seek to limit executive and director pay.

Golden and Tin Parachutes

Vote for shareholder proposals to have golden and tin parachutes submitted for shareholder ratification.

Review on a case-by-case basis all proposals to ratify or cancel golden or tin parachutes.

Employee Stock Ownership Plans (ESOPs)

Vote for proposals that request shareholder approval in order to Implement an ESOP or to increase authorized shares for existing ESOPs, except in cases when the number of shares allocated to the ESOP is "excessive" (i.e., generally greater than five percent of outstanding shares).

401(k) Employee Benefit Plans

Vote for proposals to implement a 401 (k) savings plan for employees.

State of Incorporation

Voting on State Takeover Statutes

Review on a case-by-case basis proposals to opt in or out of state takeover statutes (including control share acquisition statutes, control share cash-out statutes, freezeout provisions, fair price provisions, stakeholder laws, poison pill endorsements, severance pay and labor contract provisions, antigreenmail provisions, and disgorgement provisions).

Voting on Reincorporation Proposals

Proposals to change a company's state of incorporation should be examined on a case-by-case basis.

Social and Environmental Issues

Animal Testing

Voting against animal testing limitations as presently it is necessary for medical research in certain human life issues. Federal law requirements also mandate animal testing for certain medical purposes and could be a necessary part of doing business.

Charitable, Political and PAC Contributions

Voting against the disclosure if the information is already available.

Environmental Related Issues

Voting for proposals that ask for the endorsements of environmental concerns. The Ceres principle proposal is a broad statement of environmental policy that encourages companies to take a pro-active approach in managing their environmental affairs. Other proposals call for management to control the emissions of pollutants.

Drug Pricing

Voting against proposals that ask management to adopt a drug price restraint policy as these are considered a business issue. When these restraints could threaten research and development and therefore are generally not considered being in the best economic interests of the company.

Equal Employment

Voting against proposals that require the reporting on and releasing of governmentally required statistical information (EEO-1 forms). The government is responsible for overseeing and evaluation companies' efforts based on the reports individual companies are required to submit.

Military Issues

Voting against issues that involve military contracting, reporting, and foreign weapon sales as these subject to government control.

Northern Ireland

Reviewing on a case by case basis the particular circumstances a proposed issue has for given company.

South Africa

Voting against implementation of the South African Council of Churches Code of Business Conduct (SACC). The election of a democratic South Africa and the adoption of laws that protect and promote the interests of blacks obviates the need for the SACC Code. The government of South Africa is encouraging capital investment.

Tobacco Marketing

Reviewing on a case by case basis the particular circumstances a proposed issue has for a given company. The regulation of marketing practices are often the responsibility of national or local governments.